Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Hallador Energy Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	5,262,635(3)	$8.56	$45,048,155.60	$ 0.0001102	$4,964.31
	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

(1)	Pursuant to Rule 416 under the Securities Act of 1933, the shares being registered hereunder include an indeterminate number of shares of the registrant’s common stock that may become issuable upon conversion of the Notes (as defined below) as a result of the certain provisions thereof.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for the registrant’s common stock, as reported on Nasdaq Capital Market on July 17, 2023.
(3)	Represents up to an aggregate of 5,262,635 shares of the registrant’s common stock, including up to 3,065,097 such shares issuable upon conversion of (i) $13,000,000 aggregate principal amount of the registrant’s 8% Unsecured Convertible Promissory Notes Due 2026 (the “2026 Notes”) and (ii) $6,000,000 aggregate principal amount of the registrant’s 8% Unsecured Convertible Promissory Notes Due 2028 (the “2028 Notes”) (together with the 2026 Notes, the “Notes”).

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing \Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—						—
Rule 457(p)
Fee Offset Claims	—	—	—	—		—	—	—	—	—
Fee Offset Sources	—	—	—		—						—

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate \Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
—	—	—	—	—	—	—